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                                                                    Exhibit 16






Securities and Exchange Commission
450 Fifth Street
Washington, DC  20549

Re:  Chromatics Color Sciences International, Inc.

Ladies and Gentlemen:

         We were previously the principal accountants for Chromatics Color Sciences International, Inc. (the "Company") and on February 17, 1998, we reported on the consolidated financial statements of the Company as of December 31, 1997 and December 31, 1996 and for each of the three years in the period ended December 31, 1997. On April 21, 1998, we informed the Company that we declined to stand for re-election as the principal accountant for the Company. We have read the Company's statements included pursuant to Item 4 in its Form 8-K Current Report dated April 23, 1998.

         We agree with the statements included in Item 4 of such Form 8-K.

                                             Very truly yours,


                                             /s/ Wiss & Company, LLP

                                             Wiss & Company, LLP